As filed with the Securities and Exchange Commission on December 11, 2014

Registration No. 333-191690

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S–8

Registration Statement No. 333-191690

UNDER

THE SECURITIES ACT OF 1933

TAMINCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	45-4031468
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

200 South Wilcox Drive

Kingsport, Tennessee 37662

(Address of Principal Executive Offices)

Taminco Corporation 2013 Long-Term Incentive Plan

Taminco Acquisition Corporation 2012 Equity Incentive Plan

(Full Title of the Plan)

David A. Golden

Senior Vice President, Chief Legal Officer and Corporate Secretary

Eastman Chemical Company

P.O. Box 431

Kingsport, Tennessee 37662

(432) 229-2000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Brian L. Henry

Senior Counsel and Assistant Secretary

Eastman Chemical Company

P.O. Box 511

Kingsport, Tennessee 37662

(432) 229-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to Registration Statement No. 333-191690 on Form S-8 (the “Registration Statement”), filed by Taminco Corporation (the “Company”) with the Securities and Exchange Commission on October 11, 2013, which registered 8,525,415 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable under the Taminco Corporation 2013 Long-Term Incentive Plan and the Taminco Acquisition Corporation 2012 Equity Incentive Plan

On December 5, 2014, pursuant to an Agreement and Plan of Merger dated as of September 11, 2014 (the “Merger Agreement”) by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Stella Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent (the “Acquisition”).

As a result of the Acquisition, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the effective time of the Acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kingsport, State of Tennessee, on this 11th day of December, 2014.

TAMINCO CORPORATION

By:	/s/ David A. Woodmansee
Name: David A. Woodmansee
Title: Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.